AMENDMENT NO. 1
TO
2005 INCENTIVE COMPENSATION PLAN

1. Section 4(a) of the 2005 Incentive Compensation Plan (the “Plan”) of On2 Technologies, Inc., a Delaware corporation (the “Company”), effective as of May 5, 2005, is hereby amended and restated in full to read as follows:

4. Stock

“(a) Subject to Section 15 of the Plan, there shall be reserved for issuance under the Plan an aggregate of twenty million (20,000,000) shares on On2 Stock, which shall be authorized shares. All of the shares on On2 Stock that may be issued under this Plan may be issued upon the exercise of Options that qualify as Incentive Stock Options. No more than eight million (8,000,000) shares may be issued as Restricted Stock, Goal-Based Stock or Performance Grants, provided that any shares of Restricted Stock, Goal-Based Stock or shares that are issuable under Performance Grants that are forfeited shall not count against this limit. No more than eight million (8,000,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any single Taxable Year.”

2. All capitalized terms used in this Amendment shall have the respective meanings given to them in the Plan.

3. All other terms and conditions of the Plan shall remain in full force and effect.

4. The Board of Directors of the Company has adopted and approved this Amendment, subject to the approval of the Company’s stockholders within 12 months of the date set forth below.

Dated: July 3, 2007	On2 Technologies, Inc.

	By:	/s/ Bill Joll
Bill Joll
Chief Executive Officer